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                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  / /

Filed by a Party other than the Registrant  /x/

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/x/  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                     INFORMATION RESOURCE ENGINEERING, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
--------------------------------------------------------------------------------

                               STEVEN N. BRONSON
    (NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN THE REGISTRANT)
--------------------------------------------------------------------------------

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

(1) Title of each class of securities to which transaction applies:
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(2) Aggregate number of securities to which transaction applies:
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(3) Per unit price or other underlying value of transaction computed pursuant to
    Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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(4) Proposed maximum aggregate value of transaction:
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(5) Total fee paid:
--------------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
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(2) Form, Schedule or Registration Statement No.:
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(3) Filing Party:
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(4) Date Filed:
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
                                PROXY STATEMENT
            IN OPPOSITION TO MANAGEMENT'S SOLICITATION FOR ELECTION
           OF THE DIRECTORS OF INFORMATION RESOURCE ENGINEERING, INC.

                      ANNUAL MEETING OF STOCKHOLDERS OF
                     INFORMATION RESOURCE ENGINEERING, INC.

                          TO BE HELD ON JULY 10, 1998

     This Proxy Statement and the accompanying BLUE Proxy Card are being furnished by Steven N. Bronson ('Mr. Bronson'), to the stockholders of Information Resource Engineering, Inc., a Delaware corporation (the 'Company'), with its principal executive offices located at 8029 Corporate Drive, Baltimore, Maryland 21236, to be used at the 1998 annual meeting of the stockholders of the Company which Mr. Bronson understands will be held on July 10, 1998 (the 'Annual Meeting').

     Mr. Bronson is a stockholder of the Company. His holdings of 150,000 shares of the Company's $.01 par value common stock (the 'Common Stock') have been amassed through purchases made in the public market. Mr. Bronson has heretofore been a long-term supporter of the Company and its management through his efforts, as a controlling shareholder, officer and director of the investment banking firm of Barber and Bronson Incorporated ('B&B'), to assist the Company in its efforts to raise $7,380,000 of capital. See 'Certain Relationships and Related Transactions.'

     However, Mr. Bronson has become increasingly more concerned about the continuing losses from operations sustained by the Company over the past five years, the lack of proper focus by the Company's management that such a sustained record of losses clearly indicates, and the seeming lack of concern for the well-being of the Company and its owners which management has demonstrated through the continual annual increases in compensation that it has awarded to itself. Mr. Bronson understands that the Company (i) has selected May 22, 1998 as the record date (the 'Record Date') for determining the stockholders of the Company entitled to notice of and to vote at the Annual Meeting and (ii) plans to hold the Annual Meeting on July 10, 1998, at 10:30 a.m. local time at the Company's offices located at 8029 Corporate Drive, Baltimore, Maryland 21236. In order to address and correct those concerns, Mr. Bronson has decided to propose to the Company's owners an alternative slate of knowledgeable and dedicated candidates for election to the Board of Directors at the Annual Meeting (the 'Bronson Nominees').

     THIS SOLICITATION IS BEING MADE BY MR. BRONSON IN OPPOSITION TO THE INCUMBENT BOARD OF DIRECTORS AND MANAGEMENT OF THE COMPANY.

     This Proxy Statement and the accompanying BLUE Proxy Card are first being sent or given on or about June 17, 1998 to the holders of record of the Company's Common Stock at the close of business on the Record Date. According to the Company's Notice of Annual Meeting of Stockholders and Proxy Statement (the 'Company Proxy Statement') filed by the Company with the Securities and Exchange Commission on April 30, 1998, as of the close of business on April 29, 1998, there were 5,463,727 shares of the Company's Common Stock outstanding and entitled to vote at the Annual Meeting. Each share of the Company's Common Stock is entitled to one vote on all matters to come before the Annual Meeting. The Company has no other class of voting securities outstanding.

     On the Record Date, Mr. Bronson was the beneficial owner of 150,000 shares of the Company's Common Stock. Mr. Bronson believes that he owns approximately 2.75% of the issued and outstanding shares of the Company's Common Stock. Mr. Bronson intends to vote his shares FOR the election of the Bronson Nominees.

                                   IMPORTANT

     Carefully review this Proxy Statement and the enclosed BLUE Proxy Card. No matter how many or how few shares of the Company's Common Stock you own, please vote FOR the election of the Bronson Nominees to the Board of Directors by so indicating and by signing, dating and mailing the BLUE Proxy Card promptly to Mr. Bronson.

     ONLY STOCKHOLDERS OF RECORD ON THE RECORD DATE ARE ENTITLED TO EXECUTE PROXIES.


     REMEMBER, ONLY YOUR LATEST DATED, VALIDLY EXECUTED PROXY WILL COUNT. THEREFORE, EVEN IF YOU HAVE ALREADY RETURNED A WHITE MANAGEMENT PROXY CARD, YOU CAN SUPPORT THE BRONSON NOMINEES BY RETURNING A LATER DATED BLUE PROXY CARD. IF YOU CHOOSE TO RETURN A BLUE PROXY CARD, PLEASE DO NOT RETURN ANY WHITE PROXIES, EVEN TO VOTE AGAINST MANAGEMENT'S BOARD SLATE, AS THAT WHITE PROXY MAY REVOKE THE BLUE PROXY YOU HAVE SUBMITTED.

     If you own shares of the Company's Common Stock, but your stock certificate is held for you by a brokerage firm, bank or other institution, it is very likely that the stock certificate is actually in the name of such brokerage firm, bank or other institution. If so, only such entity can execute a vote for your shares of the Company's Common Stock. The brokerage firm, bank, or other institution holding the shares of the Company's Common Stock for you is required to forward proxy materials to you and to solicit your instructions with respect to the granting of proxies; it cannot vote your shares of the Company's Common Stock unless it receives your instructions. PLEASE INSTRUCT THE BROKERAGE FIRM, BANK, OR OTHER INSTITUTION HOLDING THE SHARES OF THE COMPANY'S COMMON STOCK FOR YOU TO VOTE SUCH SHARES FOR THE ELECTION OF THE BRONSON NOMINEES TO THE BOARD OF DIRECTORS BY PROMPTLY SIGNING, DATING AND MAILING YOUR BLUE PROXY CARD IN THE ENVELOPE PROVIDED.


     Any stockholder giving a proxy may revoke it at any time before it is voted by attending the Annual Meeting and voting his or her shares of the Company's Common Stock in person, by giving written notice to the Secretary of the Company at 8029 Corporate Drive, Baltimore, Maryland 21236 stating that the proxy has been revoked, or by delivery of a proxy bearing a later date.


     A VOTE FOR THE BRONSON NOMINEES WILL ENABLE YOU, AS THE OWNERS OF THE COMPANY, TO SEND A MESSAGE THAT YOU ARE IN FAVOR OF A CHANGE IN THE WAY THAT YOUR COMPANY IS BEING RUN.


     If you have any questions about giving your proxy or require assistance in voting your shares of Common Stock, please call:

                             THE ALTMAN GROUP, INC.
                              60 EAST 42ND STREET
                               NEW YORK, NY 10017
                            (212) 681-9600 (COLLECT)

INTRODUCTION

     In order to turn the Company around and move it a direction designed to increase its value to its owners, Mr. Bronson determined that he would cause the nomination of his designees for election to the Board of Directors at the Annual Meeting. Accordingly, at the Annual Meeting, Mr. Bronson intends to nominate the Bronson Nominees, and if afforded the opportunity, Mr. Bronson also intends to address the stockholders attending the Annual Meeting, and provide answers to any questions that they may wish to ask

THE SOLICITATION

     The Company currently has five directors. The terms of each of those directors will expire at the Annual Meeting. According to the Company Proxy Statement, the Board of Directors is soliciting proxies in favor of the election of four of its incumbent directors (Anthony A. Caputo, Ira A. Hunt, Jr., Douglas
E. Kozlav and Bruce R. Thaw) and one new candidate (Thomas A. Brooke) as nominees for election as directors to serve until the 1999 annual meeting of the stockholders of the Company and until their successors are duly elected and qualified. Mr. Bronson is soliciting your proxy for the election of the nominees identified below to serve as directors until the 1999 annual meeting of the stockholders of the Company and until their successors are duly elected and qualified.

                  WHY YOU SHOULD VOTE FOR THE BRONSON NOMINEES

     The current board of directors and management of the company have repeatedly failed to recognize and adequately address fundamental business considerations which have led to a series of problems, including:

  1. A loss of value of the Company's shares

     Less than two years ago--on June 12, 1996--the Company's shares traded at price of $29.50 per share. Today, those shares command a price of only about $8.00. During the great bull market of the past two years, the value of the Company's Common Stock has dropped by more than 70 percent.

     Further, in the year just ended--fiscal 1997--stockholders' equity decreased by nearly 18% from the previous year end figure. At the same time, total assets fell by 13 per cent while liabilities rose by nearly 28 per cent.

  2. Five years of losses

     For the past five years, the Company has lost money each year.


YEAR                                                          OPERATING LOSS    NET LOSS*      PER SHARE
-----------------------------------------------------------   --------------    ---------    -------------
1993.......................................................         73,171         68,998     5 cents loss
1994.......................................................        912,585        801,373    50 cents loss
1995.......................................................        409,397        695,251    20 cents loss
1996.......................................................      7,812,682      7,084,550       $1.34 loss
1997.......................................................      4,132,511      3,637,702    67 cents loss


------------------

* Reported as 'net loss attributable to common stock' (that is, after preferred stock dividends were paid).

  3. Loss of major customer

     As of June 30, 1996, the Company had a backlog of $9,284,000 (77% of which, i.e., $7,149,000) was attributable to Company products which MCI had agreed to purchase pursuant to an agreement which it entered into with the Company in September 1995. Less than six months later (during the fourth quarter of 1996), MCI, which accounted for 27% of the Company's revenues in 1996 and 13% of its revenues in 1995, canceled that contract, virtually wiping out that backlog, and eliminating $7 million of revenue which the Company would have received during the 12 month period ending September 30, 1997. The Company has never given its stockholders any explanation for the loss of such an important customer (other than to make reference to a new cooperative marketing initiative that did not obligate MCI to purchase anything from the Company) and such a huge amount of revenue. In 1997, MCI was no longer counted among the Company's significant customers. What happened and why did it happen?

  4. Questionable Actions by Management


     In August 1996, the Company announced the formation of a two year joint product development and marketing agreement with CyberGuard Corporation ('CyberGuard'). In connection therewith, the Company prepaid a refundable $1,000,000 license fee to CyberGuard which the Company supposedly would recover through purchases of products from CyberGuard. As of March 31, 1998 (18 months after the $1,000,000 investment in CyberGuard) the Company had purchased a grand total of $42,000 of products from CyberGuard. Although the Company has the right to recoup any unearned portion of its $1,000,000 investment upon termination of the agreement on or about August 5, 1998, plus interest thereon at Chase Manhattan Bank's prime rate on that date, CyberGuard may take up to one year to repay it! Therefore, the questions to be answered are: WAS THIS A SMART USE OF THE COMPANY'S CAPITAL, AND WHY HAS MANAGEMENT ALLOWED ALMOST $1,000,000 OF THE COMPANY'S CAPITAL TO REMAIN TOTALLY UNPRODUCTIVE FOR MORE THAN A YEAR AND A HALF?


     In September 1996, the Company announced the availability of its new SafeNet/Smartcard. Eight months later, in May 1997, the Company introduced the same SafeNet/Smartcard. What happened here? Did it really have a product in 1996? WAS THIS THE RESULT OF A FAILURE OR INABILITY TO MEET PRODUCTION COMMITMENTS?


     In February 1997, the Company announced that it had successfully demonstrated compliance with new internet standards for public key exchange. Fifteen months later, the question to be answered is: How has the Company capitalized on its announced success? Another way of asking the same question is: WHERE'S THE PRODUCT?


     In January 1997, the Company announced that it would deliver by mid-1997 a low cost, standards-compliant secure communications chip that would provide organizations with highly secure, inexpensive solutions to conducting business over computer networks, such as the Internet. It is now mid-1998. WHERE'S THE PRODUCT?

     IS THERE A PATTERN HERE? Does management lack the necessary focus, or otherwise lack the ability to martial its resources in a concentrated and efficient manner?

  5. Excessive compensation for the chief executive officer

     The facts show that Mr. Anthony Caputo, chairman and chief executive officer, has been extremely well paid despite his apparent continuing inability to lead the Company to profitable operations.

     In 1995, the same year the Company had an operating loss of more than $409,000, Mr. Caputo was paid $150,486 and given a bonus of $135,000. Then, the very next year when the Company's operating loss hit nearly $8 million, the board raised his salary to $225,000 (at least he didn't get a bonus for achieving a multi-million-dollar loss during the year).

     In 1997, despite four consecutive years of losses under Mr. Caputo, the board gave him another raise--to $250,000, and then added a bonus of $82,500. The directors also approved a five-year contract guaranteeing Mr. Caputo will get raises of 10 per cent each year, with yearly bonus payments of as much as one-half of his annual salary. Here's what Mr. Caputo will get if he stays in his current position, even if the Company does not earn a profit:


                                                              GUARANTEED     GUARANTEED
YEAR                                              SALARY     10% INCREASE      TOTAL       POTENTIAL BONUS
-----------------------------------------------   -------    ------------    ----------    ---------------
1998...........................................   250,000       25,000         275,000     up to $ 137,500
1999...........................................   275,000       27,500         302,500     up to $ 151,250
2000...........................................   302,000       30,200         332,200     up to $ 166,100
2001...........................................   332,200       33,220         365,420     up to $ 182,710


     Plus options to buy 50,000 shares at a favorable price ($8.25 per share), which he can exercise for five years even if he doesn't serve out the contract term.

     How did the board's compensation committee arrive at the terms of this generous contract? Could it have been that two of the three members of that committee are Mr. Caputo and Bruce Thaw, Esq? Although he is not listed as an officer of the Company, the Company Proxy Statement confirms that Mr. Thaw serves as the Company's general counsel. By serving on the compensation committee while also serving as a paid provider of services to the Company, it would appear that Mr. Thaw has been placed in the position of deciding how much compensation should be paid to someone who is directly responsible for doling out hundreds of thousands of dollars of fee income to him. Mr. Thaw has collected more than $300,000 in legal fees from the Company in just the last two years, presumably with the approval of Mr. Caputo.

     Mr. Bronson believes that Mr. Caputo's compensation is excessive, especially in the light of the poor performance by the Company under Mr. Caputo's leadership.

  6. Management has lost the confidence of the investing public

     Only one analyst is publishing earnings estimates regarding the Company, and, trading volume in the Company's Common Stock has dropped significantly from monthly volumes ranging between 1,000,000 shares to more than 2,700,000 shares in 1996, to volumes of less than 400,000 shares per month in three out of the first four months of 1998.

MR. BRONSON'S PROGRAM


     Each of the Bronson Nominees is committed to making certain that the Company operates in the most efficient manner possible and that all employees constantly strive to restore the value of every stockholder's investment. Based upon his extensive business background and prior experience working with the Company's management, Mr. Bronson will try to bring a level of objectivity and independence to the direction of the Company that he believes, for the reasons stated above, have been missing under Mr. Caputo's leadership. Mr. Bronson, in conjunction with the other Bronson Nominees he is proposing, intends to work diligently to lead the Company to revenue and earnings growth. See 'Why You Should Vote for the Bronson Nominees-- Questionable Actions by Management;' and '--Excessive Compensation for the Chief Executive Officer.'


     If the Bronson Nominees are elected by the stockholders, their first action will be to remove Mr. Caputo as chief executive officer, and replace him with Matthew E. Tutino, a member of Mr. Bronson's slate who has earned a solid reputation as a turnaround and restructuring expert, and who has in-depth knowledge of high technology industries as well as a strong background in finance.(1)


     While the Bronson Nominees have no specific plans at this point in time, they intend to conduct a comprehensive review of all facets of the Company's organization, products, markets, operations, policies and strategies, with a view to developing a program to serve the economic interest of all stockholders and reverse the precipitous fall in the value of the Company. It will be on the basis of that review that the Bronson Nominees will determine future actions, which could include reorganization, restructuring, adding capital in the form of additional equity, joint ventures, mergers, acquisitions or the sale of some or all of the company's assets. In the event that the Board determines to engage in any of such transactions, all investment banking, legal, accounting and any other services which the Company may require in order to negotiate and consummate any of such transactions shall be rendered by persons and firms who are neither affiliated nor associated with any of the members of the Board. Accordingly, Mr. Bronson and all of the other Bronson Nominees, as well as B&B, Catalyst and any other persons and firms affiliated and/or associated with any of the Bronson Nominees shall be prohibited from participating in any capacity in any of such transactions. See 'Certain Relationships and Related Transactions.'


------------------

(1) No agreement has been made regarding the compensation or other terms which would apply to Mr. Tutino's employment as the Company's chief executive. In the event that the Bronson Nominees are elected, a compensation committee of the board consisting solely of non-employee directors having no employment, contractual or other compensation arrangements with the Company (other than participation in an incentive stock option plan approved by a majority of the Company's stockholders) will negotiate such an agreement at arm's length with Mr. Tutino. See 'Certain Relationships and Related Transactions.'

THE BRONSON NOMINEES

     Biographical data on the Bronson Nominees is set forth below:


          Jeffery Adduci, age 45, is president of Regional Investment Bankers Association ('RIBA'), a national association of regional and independent broker-dealers and investment banking firms seeking to improve conditions in their industry, strengthen the free enterprise system and enhance a business environment conducive to meeting the capital formation needs of small, growth companies. Since 1994, when Mr. Adduci became RIBA's president, member underwriters have completed some 650 financings totaling more than $6.4 billion. Between 1990 and 1994, Mr. Adduci was Vice President of Regional Investment Brokers Syndicate, Inc., a national organization of small brokerage firms principally engaged in small business capital formation. Mr. Adduci's business address, and the principal business address of his employer, RIBA, is 171 Church Street, Charleston, South Carolina.



          Steven N. Bronson, age 32, has been the president of Barber and Bronson Incorporated, a full-service brokerage firm, since 1984, the year in which he co-founded said firm, and he has been the chairman of Catalyst Financial Corporation ('Catalyst'), a financial services firm which he co-founded in 1996. Catalyst, which changed its name from BC Capital Corp., engages in corporate and transactional financing, public offering, private placement and workout transactions, as well as venture capital, mezzanine and conventional financing. Mr. Bronson has more than 15 years' experience in the financial services industry, with special emphasis on investment banking. Mr. Bronson's business address, and the principal business address of his employer, B&B, is 201 South Biscayne Boulevard, Suite 2950, Miami, Florida.



          James S. Cassel, age 42, has served as president of Catalyst since 1996, and as Executive Vice President of B&B since 1996. He has special expertise and experience in mergers, acquisitions and corporate and transactional financing. During the seven year period which preceded his affiliation with B&B, Mr. Cassel was managing partner of the Miami office of Broad and Cassel, a law firm with an extensive practice in business, corporate, finance and securities areas of law. He also has served as chairman of the board of several hospitals in Florida, and is active in many community organizations. Mr. Cassel is admitted to the bar in Florida and New York. Since 1990, Mr. Cassel has been Chairman of the Board of Goldsel/Anclote, Inc., which served as a general partner of The Anclote Psychiatric Hospital, Ltd., a Florida limited partnership. On August 26, 1997, the partnership and its general partners commenced proceedings under Chapter XI of the U.S. Bankruptcy Code in the United States Bankruptcy Court, Middle District of Florida. A plan of reorganization has been filed with the Court, but no action has been taken with respect thereto as of the date of this Proxy Statement. Mr. Cassel's business address, and the principal business address of his employer, B&B, is 201 South Biscayne Boulevard, Suite 2950, Miami, Florida.



          Stanley L. Newman, age 53, has served since January 1998 as executive vice president of JCM Capital Corporation, a firm specializing in equipment leasing and financial consulting. Among the clients of JCM are a number of Fortune 300 companies and medium-sized companies. During the ten year period which preceded his employment by JCM, Mr. Newman was President of Stanley L. Newman & Co., a closely held corporation which engaged in consulting and other services for various public and privately held companies. Mr. Newman has in-depth experience in corporate administration, financial and management reporting, financings and public offerings, and tax planning. Prior to 1987, Mr. Newman also served as chief operating officer, chief financial officer and controller of Industrial Lease Corp., a public company specializing in equipment leasing and investment banking, and as a senior auditor at a certified public accounting firm. Mr. Newman's business address, and the principal business address of his employer, JCM Capital Corporation, is 555 Broad Hollow Road, Melville, New York.



          Matthew E. Tutino, age 63, has a record of success as a turnaround and restructuring specialist who has also operated and financially restructured several troubled major corporations.



          An electrical engineer with a masters degree in business administration, Mr. Tutino worked at General Dynamics and ITT before undertaking his first restructuring assignment.



          Between 1970-1975, while serving as Vice President of Lockheed's electronics subsidiary, he undertook the transformation of that subsidiary into a non-military oriented business through the development and introduction of a mini-computer controlled radar terminal system (for which he and four other Lockheed employees were awarded a US patent) and other business computer systems.

          Mr. Tutino was appointed by President Gerald Ford to the position of Executive Vice President and Chief Operating Officer of the Export-Import Bank of the United States in 1975, and he continued to serve in that capacity through approximately mid-1977.



          From 1977-1980, he served as a Principal and Vice President of Allen & Company, Inc., an investment banking firm. Between 1980 and approximately 1984, Mr. Tutino undertook a restructuring of Whiteman Enterprises ('Whiteman'), a privately owned Allen & Company affiliate which manufactured concrete pumps. As Whiteman's Chairman and Chief Executive, Mr. Tutino undertook to reorganize Whiteman through Chapter XI bankruptcy proceedings. After placing the company into bankruptcy, Mr. Tutino restructured Whiteman's debt, and directed the rebuilding and modernization of its plant, as well as the diversification of its product line. Whiteman successfully emerged from bankruptcy as a profitable company in approximately 1984.



          In the late 1970s, while still working at Allen & Company, Inc., Mr. Tutino became a director of Symbol Technologies ('Symbol'), a company not affiliated with Allen & Company, which had recently completed its initial public offering. At the time of his appointment to the Board, Symbol, which was then a Nasdaq listed company whose common stock was trading at approximately $5.00 per share, was in the final stages of developing a new hand-held laser-based bar code reader. Approximately one year after Mr. Tutino joined Symbol's Board, Symbol was suffering from internal management disputes and a lack of success in its efforts to complete the development of, and to commence the marketing of, its product. The non-employee members of the Board took control of the company, terminated the employment of one of Symbol's two original founders, appointed Mr. Tutino to serve as Chairman, and appointed the remaining founder to serve as President. Mr. Tutino served as Symbol's Chairman for a period of approximately six-eight months. During that period, significant additional investment capital was infused into Symbol through the efforts of Symbol's President which enabled it to complete the development of its bar-code reader and undertake a major marketing campaign for that product which generated substantial revenues. Also, during that period, full control of the company's operations was returned to Symbol's President. Mr. Tutino left Symbol's Board in approximately 1981. At or about that time, Symbol's common stock was trading at approximately $8.00 per share.



          Between 1985 and 1992, Mr. Tutino served as chief executive officer of financially troubled Mohawk Data Sciences Corp. (which later changed its name to Qantel Corp.) a one-half billion dollar computer company which had recently reported $50 million of losses (subsequently increased by $180 million of additional write-offs) and a monthly negative cash flow of $2 million. At the time that Mr. Tutino took over control of Mohawk's management, Mohawk's common stock was trading at $.50 per share on the New York Stock Exchange, and it was in default of $175 million of senior secured debt to the company's bank syndicate. Between 1985 and 1986, Mr. Tutino negotiated a four year restructuring of Mohawk's indebtedness to its banks, sold off various subsidiaries, paid down that bank debt to $20,000,000, cut costs and put Mohawk back into a positive cash flow. With the introduction of new product lines between 1985 and 1989, Mohawk's stock price increased to approximately $4.00 per share. In 1990-1991, Qantel's banks began insisting on full repayment of the remaining balance of Qantel's senior secured indebtedness to them. Inasmuch as Qantel could not pay off that bank debt in full and still have sufficient cash for operations, Mr. Tutino authorized the commencement of Chapter XI proceedings by Qantel in the Bankruptcy Court for the Northern District of California. Such proceedings were converted to Chapter VII liquidation proceedings. In 1992, after five years of settling litigation, tightening financial controls, strengthening Qantel's dealer network, focusing product development, and selling off units which could be separated, Qantel and its new technology were sold. All of the net proceeds derived from that sale were delivered to Qantel's banks in payment of approximately 85% of its secured indebtedness.



          Since 1992, Mr. Tutino has been president of his own firm specializing in international financial services, helping Eastern European governments and financial institutions with debt restructuring and other financial projects. Mr. Tutino's business address, and the principal business address of his employer, Tutino & Associates, is 555 Laurel Avenue, Suite 611, San Mateo, California.

     Mr. Bronson believes this team of experienced and dedicated businessmen have the leadership skills necessary to provide solid, long-term direction to the Company, which he further believes will benefit all of the Company's stockholders.



COMPENSATION OF THE BRONSON NOMINEES



     In the event that the Bronson Nominees are elected as the Company's directors at the Annual Meeting:



          (a) neither Mr. Bronson nor any of the other Bronson Nominees (except Mr. Tutino) will receive compensation in the future in a management capacity with the Company;



          (b) except for reimbursement of any travel or lodging expenses which any of the Bronson Nominees may incur in attending meetings of the Board, none of the Bronson Nominees will receive any compensation as directors; and



          (c) in the event that an incentive stock option plan providing for automatic, non-discretionary grants of fixed amounts of options at exercise prices that are no less than the highest price of the Common Stock on the date of grant of such option, and permitting participation by non-employee directors, is adopted after approval by a majority of all of the Company's outstanding shares of Common Stock, the Bronson Nominees (except for Mr. Tutino) will participate in such plan.



     No incentive stock option plan like the one described above is presently in effect at the Company. In order to provide the Company's stockholders with sufficient time within which to determine whether they approve of the direction being given to the Company by the Bronson Nominees, the Bronson Nominees, if elected to the Board, will propose that the Company's stockholders adopt such a plan at the annual meeting of stockholders to be held in 1999. As of the date of this Proxy Statement, no determination has been made regarding the maximum number of shares which would be issuable under such plan, the fixed amount of options to be granted thereunder, the vesting provisions which would be applicable to such grants and the other material terms which must be fixed before such a proposal can be made to the stockholders.


                     SECURITY OWNERSHIP OF BRONSON NOMINEES

     The following table sets forth as of the Record Date certain information regarding the shares of Common Stock held by each of the Bronson Nominees, and by all of the Bronson Nominees as a group.

                                                                          NUMBER OF SHARES
NAME                                                                     BENEFICIALLY OWNED      PERCENT(1)
----------------------------------------------------------------------   ------------------      ----------
Steven N. Bronson.....................................................         173,050(2)(3)        3.17%
James S. Cassel.......................................................           2,900(4)             --
Jeffrey Adduci........................................................              --                --
Stanley L. Newman.....................................................              --                --
Matthew E. Tutino.....................................................              --                --
All Bronson Nominees as a group (of 5)................................         175,950(3)           3.21%

------------------
(1) Based upon 5,463,727 shares of the Company's Common Stock outstanding on April 29, 1998, as disclosed in the Company Proxy Statement.

(2) Except for 4,824 shares which were acquired as a year-end compensation distribution from B&B's corporate parent in 1997, Mr. Bronson acquired all of such shares in open market transactions. The following table sets forth information with respect to all purchases and sales of shares of the Company's Common Stock by

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)
    Mr. Bronson during the past two years. Unless otherwise noted, the price per share excludes brokerage commissions and other charges.

NUMBER OF SHARES PURCHASED/SOLD                                                  DATE      PRICE PER SHARE
----------------------------------------------------------------------------   --------    ---------------
10,000 Purchased............................................................    3/31/97         $7.00
10,000 Sold.................................................................    4/28/97         $8.50
 5,000 Purchased............................................................   12/26/97         $6.50
 5,000 Purchased............................................................   12/31/97         $6.01
 4,824 Distribution.........................................................   12/31/97         $6.03
10,000 Purchased............................................................    3/13/98         $6.38
18,500 Purchased............................................................    3/17/98         $6.53
12,000 Purchased............................................................    3/18/98         $6.69
 5,000 Purchased............................................................    3/18/98         $6.63
13,000 Purchased............................................................    3/20/98         $6.72
 7,000 Purchased............................................................    3/20/98         $6.94
 5,000 Purchased............................................................    3/20/98         $7.13
12,000 Purchased............................................................    3/24/98         $8.26
12,000 Purchased............................................................    3/26/98         $8.28
 6,000 Sold.................................................................    3/27/98         $8.75
15,000 Purchased............................................................    4/15/98         $7.94
 7,500 Purchased............................................................    4/24/98         $8.13
24,176 Purchased............................................................    5/14/98         $8.25

(3) Includes 23,050 shares of Common Stock which Mr. Bronson has the right to purchase pursuant to warrants which are exercisable by him within 60 days of the date of this Proxy Statement.

(4) Includes 2,000 shares of Common Stock held together by Mr. Cassel and his wife, Mindy Cassel, as to which Mr. and Mrs. Cassel share voting power. Except for 900 shares which were acquired as a year-end compensation distribution from B&B's corporate parent in 1997, Mr. Cassel acquired all of such shares in open market transactions. The following table sets forth information with respect to all purchases and sales of shares of the Company's Common Stock by Mr. Cassel during the past two years. Unless otherwise noted, the price per share excludes brokerage commissions and other charges.

NUMBER OF SHARES PURCHASED                                                       DATE      PRICE PER SHARE
----------------------------------------------------------------------------   --------    ---------------
2,000 Purchased.............................................................   11/19/97         $8.47
 900 Distribution...........................................................   12/29/97         $6.13

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     In December 1992, B&B served as the Company's underwriter in connection with a firm commitment public offering of 363,000 shares of the Company's convertible preferred stock at an offering price of $10.00 per share. In connection with that offering, B&B received compensation in the form of underwriting discounts in the aggregate amount of $363,000. B&B also received payment of $108,900 pursuant to a non-accountable expense allowance, and $36,300 pursuant to a financial advisory agreement. As further compensation with respect to that offering, the Company issued five year underwriter's warrants to B&B entitling the holders thereof to purchase an aggregate of 33,000 shares of the Company's Common Stock at an exercise price of $11.00 per share. B&B transferred 24,420 of such warrants to Mr. Bronson, and the balance thereof to the co-owner of B&B. After timely exercising all of said 24,420 warrants, Mr. Bronson sold the Common Stock issued in connection therewith.



     In November 1995, B&B served as the Company's placement agent in connection with a private placement of 300,000 shares of Common Stock which were issued at an offering price of $12.50 per share. In connection with that offering, B&B received compensation in the form of commissions in the aggregate amount of $300,000. B&B also received payment of $35,000 pursuant to a fully accountable expense allowance. As further compensation with respect to that offering, the Company issued five year warrants to B&B entitling the holders thereof to purchase an aggregate of 30,000 shares of the Company's Common Stock at an exercise price of $11.00 per share. B&B transferred 23,050 of such warrants to Mr. Bronson, none of which have been exercised, and all of which are presently exercisable. See 'Security Ownership of Bronson Nominees.'



     B & B has not had any contract, arrangement or understanding with the Company during the past 12 months.



     No person or entity other than the Bronson Nominees, and no affiliate or associate of Mr. Bronson or any of the Bronson Nominees is a participant with Mr. Bronson in connection with the solicitation of proxies being made hereby by him. Except for Mr. Tutino's anticipated employment as Chief Executive Officer of the Company in the event that the Bronson Nominees are elected to the Board, none of the Bronson Nominees has any arrangement or understanding with any person with respect to any future employment by the Company, or any future transactions to which the Company or any of its affiliates may be a party. See 'Why You Should Vote for the Bronson Nominees--Mr. Bronson's Program.'


     Mr. Bronson is the President, a director and an indirect (through B&B's corporate parent) controlling shareholder of B&B, a registered broker-dealer. B&B does not own any shares of the Company's Common Stock. B&B does not have any discretion to buy or sell any securities for its customers, and it will not vote any of the Company's Common Stock held by its customers unless and until it receives specific instructions from those customers as to how such shares should be voted. B&B will not make any attempt to communicate with any customer or potential customer for the purpose of influencing anyone to vote for or against management's slate of directors at the Annual Meeting. Furthermore, B&B will not, at least until the Annual Meeting has been concluded and the results of the election of the Company's Board have been published: (a) solicit any orders to buy or sell any of the Company's Common Stock from any of its customers or any potential new customers; or (b) maintain or offer any recommendation as to whether an investor should buy, sell or hold the Company's Common Stock. B&B has issued specific written instructions to its registered representatives to refrain from engaging in any of the foregoing activities with any customer or potential customer. Although B&B was a market maker in the Company's Common Stock, it ceased making such a market on May 14, 1998, and will not recommence such activities, if at all, until the Annual Meeting has been concluded and the results of the election of the Company's Board have been published.


     On February 20, 1997, Catalyst (which was then known as BC Capital Corp.) entered into a three year consulting agreement with the Company, pursuant to which Catalyst agreed to provide, on a non-exclusive basis, shareholder and institutional investor relations and communications services to the Company, and such financial consulting services as the Company might reasonably request. In consideration for Catalyst's agreement to render such services, the Company issued two warrants to Mr. Bronson and two warrants to Mr. Cassel. Each of the warrants issued to Mr. Bronson entitled him to purchase 14,086 shares of the Company's Common Stock during the three year term ending on February 20, 2000 at exercise prices of $9.00 per share and $20.00 per share, respectively. Each of the warrants issued to Mr. Cassel entitled him to purchase 8,550 shares of the Company's Common Stock during the three year term ending on February 20, 2000 at exercise prices of $9.00 per share and $20.00 per share, respectively. In response to the notice that Mr. Bronson sent to the Company on May 15, 1998 concerning his intention to solicit proxies from the Common Stockholders in support of the election of the Bronson Nominees, the Company demanded that Mr. Bronson consent to the cancellation of the consulting agreement and the warrants issued to him. Mr. Bronson has consented to the cancellation of the consulting agreement, and has returned to the Company for cancellation all of the warrants issued by the Company pursuant to the consulting agreement.



     Neither B&B, nor Catalyst, or any affiliate or associate of either of them, had any contract, arrangement or understanding with the Company within the past 12 months, other than the above-described consulting agreement between Catalyst and the Company.



     Except for the possibility that B&B may re-commence its activities as a market maker in the Company's Common Stock after the Annual Meeting has been concluded and the results of the election of the Company's Board have been published, in the event that the Bronson Nominees are elected to the Board, Mr. Bronson and the other Bronson Nominees shall not, either directly, or indirectly through B&B, Catalyst or any other affiliate or associate of Mr. Bronson, B&B or Catalyst, assist the Company in any manner for compensation or otherwise.

In the event that the Company seeks to undertake any transaction for which it would customarily seek the services of an investment banking firm, such as a public or private offering of securities, a transaction involving a reorganization, restructuring, joint venture or merger of the Company, or an acquisition or divestiture of assets, neither Mr. Bronson, nor any other Bronson Nominee, or their respective affiliates or associates, shall seek to provide such services to the Company.



     If the Bronson Nominees are elected to the Company's Board, Mr. Bronson will not, either directly, or indirectly through B&B, Catalyst or any other affiliate or associate of Mr. Bronson, B&B or Catalyst, engage in any contract, arrangement or understanding pursuant to which either of them may derive any benefit from any third party with respect to any future transactions in which the Company or its affiliates may engage.


     IF YOU BELIEVE THAT YOU SHOULD HAVE THE OPPORTUNITY TO DECIDE THE FUTURE OF YOUR COMPANY AND THAT YOU SHOULD HAVE THE CHANCE TO INSTALL A TEAM OF DIRECTORS DEDICATED TO THE BEST INTERESTS OF THE COMPANY'S OWNERS, MR. BRONSON URGES YOU TO VOTE YOUR BLUE PROXY CARD FOR EACH OF THE BRONSON NOMINEES.

                         OTHER MATTERS TO BE CONSIDERED
                             AT THE ANNUAL MEETING

     Except as set forth above, Mr. Bronson is not aware of any proposals to be brought before the Annual Meeting. Should other proposals be brought before the Annual Meeting, the attorneys-in-fact named on the BLUE Proxy Card will abstain from voting on such proposals unless such proposals adversely affect the nomination or election of the Bronson Nominees, as determined by Mr. Bronson in his sole discretion, in which event such persons will vote on such proposals in their discretion.

     The BLUE Proxy Card will be voted in accordance with your instructions on such card. IF YOU SIGN THE BLUE PROXY CARD AND NO MARKING IS MADE, YOU WILL BE DEEMED TO HAVE GIVEN A DIRECTION TO VOTE THE SHARES OF THE COMPANY'S COMMON STOCK REPRESENTED BY THE BLUE PROXY CARD IN FAVOR OF THE ELECTION OF THE BRONSON NOMINEES.

                          VOTING AND PROXY PROCEDURES

     The presence in person or by proxy of a majority of the outstanding shares of the Company's Common Stock will constitute a quorum at the Annual Meeting. Each outstanding share of Common Stock is entitled to one vote on each matter properly presented at that meeting and a majority vote of the shares of Common Stock present in person or by proxy at that meeting will be required to approve each matter.

     Directors of the Company are elected by a plurality of the votes cast by the stockholders entitled to vote at a meeting at which a quorum is present. A plurality means that the nominees with the largest number of votes are elected as directors. Consequently, election of the Bronson Nominees requires the affirmative vote of a plurality of the votes cast in the election at the Annual Meeting, assuming a quorum is present or otherwise represented at the Annual Meeting. All other matters submitted at the Annual Meeting will be determined by a majority of the votes cast.


     Shares of Common Stock represented by proxies that withhold authority with respect to the election of one or more nominees for election as director and proxies which are marked 'abstain' on other proposals, will not be counted in determining whether a plurality or majority vote was obtained as to the nominee(s) for whom authority has been withheld and as to the proposal(s) to which such abstention pertains. If no directions are given and the signed BLUE Proxy Card is returned, the attorneys-in-fact appointed in the proxy will vote the shares of Common Stock represented by that BLUE Proxy Card FOR the election of the Bronson Nominees. In instances where brokers are prohibited from exercising customary discretionary authority for beneficial owners who have not returned proxies to the brokers, those shares of Common Stock will not be counted in the vote total.


     Stockholders of record as of the close of business on the Record Date will be entitled to vote at the Annual Meeting. IF YOU WERE A STOCKHOLDER OF RECORD ON THE RECORD DATE, YOU WILL RETAIN THE VOTING RIGHTS IN CONNECTION WITH THE ANNUAL MEETING EVEN IF YOU SELL OR

SOLD YOUR SHARES OF THE COMPANY'S COMMON STOCK AFTER THE RECORD DATE. Accordingly, it is important that you vote the shares of Common Stock held by you on the Record Date or grant a proxy to vote such shares whether or not you still own such shares.



     At the Annual Meeting, five directors are to be elected to hold office until the 1999 annual meeting of the stockholders of the Company and until their successors have been duly elected and qualified. Mr. Bronson is soliciting your proxy in support of the election of the Bronson Nominees. If you wish to vote for the Bronson Nominees by proxy, you must submit the BLUE Proxy Card furnished to you by him and must NOT submit the Board of Directors' White Proxy Card. If a stockholder submits both a BLUE Proxy Card and the Company's White Proxy Card, only the latest dated proxy will be counted.



     Remember, only your latest dated, validly executed proxy will count. Therefore, even if you have already returned a WHITE management proxy card, YOU CAN SUPPORT THE BRONSON NOMINEES BY RETURNING A LATER DATED BLUE PROXY CARD. If you choose to return a BLUE proxy card, please do not return any WHITE proxies, even to vote against management's Board slate, as that WHITE proxy may revoke the BLUE proxy you have submitted.


     Any stockholder giving a proxy may revoke it at any time before it is voted by attending the Annual Meeting and voting his or her shares of the Company's Common Stock in person, by giving written notice to the Secretary of the Company at 8029 Corporate Drive, Baltimore, Maryland 21236 stating that the proxy has been revoked, or by delivery of a proxy bearing a later date.


     An executed proxy card may be revoked at any time before its expiration by marking, dating, signing and delivering a written revocation before the time that the action authorized by the executed proxy becomes effective. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the proxy card which is properly completed will constitute a revocation of an earlier consent. Although a revocation is effective if delivered to the Company, Mr. Bronson requests that either the original or photostatic copies of all revocations of all WHITE proxies be mailed or delivered to The Altman Group, Inc., at the address set forth below, so that it will be aware of all revocations and can more accurately determine which proxies that have been received are valid.



     STOCKHOLDERS OF RECORD ON THE RECORD DATE ARE ELIGIBLE TO VOTE ON THE MATTERS DISCUSSED ABOVE. MR. BRONSON RECOMMENDS THAT ANYONE OWNING SHARES OF THE COMPANY'S COMMON STOCK BENEFICIALLY (BUT NOT OF RECORD), SUCH AS A PERSON WHOSE OWNERSHIP OF SHARES IS THROUGH A BROKER, BANK OR OTHER FINANCIAL INSTITUTION, SHOULD INSTRUCT THAT BROKER, BANK OR FINANCIAL INSTITUTION TO EXECUTE THE BLUE PROXY CARD ON HIS OR HER BEHALF OR TO HAVE THE BROKER, BANK OR FINANCIAL INSTITUTION'S NOMINEE EXECUTE THE BLUE PROXY CARD.


                            SOLICITATION OF PROXIES

     Proxies may be solicited by Mr. Bronson and by his agents by mail, telephone, telegraph and personal solicitation. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward proxy solicitation material to the beneficial owners of the Company's Common Stock that such institutions hold of record.

     The entire expense of preparing and mailing this Proxy Statement, and the total expenditures relating to the solicitation of proxies (including, without limitation, costs, if any, related to advertising, printing, fees of attorneys, financial advisors, solicitors, consultants, accountants, public relations, transportation and litigation) will be borne by Mr. Bronson.

     Mr. Bronson has retained The Altman Group, Inc., 60 East 42nd Street, New York, New York 10017 (the 'Agent') to assist him in the solicitation of proxies and for related services. Mr. Bronson has agreed to pay the Agent a fee and to reimburse it for its reasonable out-of-pocket expense. Mr. Bronson estimates that such fee will be approximately $35,000. The Agent will solicit proxies for the Annual Meeting from individuals, brokers, banks, nominees and other institutional holders. The Agent has advised Mr. Bronson that it anticipates that it will use approximately 15 employees to engage in such solicitation activities. Mr. Bronson estimates that his total expenditures relating to this proxy solicitation will be approximately $100,000. Total expenditures to date relating to this proxy solicitation have been approximately $20,000.

     Mr. Bronson intends to seek reimbursement from the Company for its expenses in connection with this proxy solicitation. Unless the Company submits the question of such reimbursement to a vote of the Common Stockholders at the Annual Meeting, such question will not be submitted to a vote of the Company's security holders.

                             ADDITIONAL INFORMATION

     Stockholders are referred to the Company Proxy Statement with respect to the compensation and remuneration paid and payable and other information related to the Company's officers and directors, beneficial ownership of the Company's securities and the procedures for submitting proposals for consideration at the 1999 annual meeting of the stockholders of the Company.


     Certain information contained herein is based on, or incorporated by reference to, the Company Proxy Statement. Mr. Bronson is not aware that any of such information is inaccurate or incomplete.


                               STEVEN N. BRONSON

June 17, 1998

                                   IMPORTANT

     1. If your shares of the Company's Common Stock are registered in your own name, please sign, date and return the BLUE Proxy Card furnished to you by Mr. Bronson.


     2. If your shares of the Company's Common Stock are held in the name of a brokerage firm, bank nominee or other institution, only that firm can execute a vote on your behalf, and only after it has received your instructions.



     3. Time is critically short. Even if you have already signed a WHITE management proxy, you can revoke your prior vote by completing and returning a BLUE proxy card. Remember, only your latest dated Proxy Card will count. Please sign, date and mail the enclosed BLUE Proxy Card today in the envelope provided.



     If you have any questions about voting your proxy or require assistance in voting your shares of Common Stock, please call:


                             THE ALTMAN GROUP, INC.
                              60 EAST 42ND STREET
                               NEW YORK, NY 10017
                            (212) 681-9600 (COLLECT)

       THIS PROXY IS SOLICITED BY STEVEN N. BRONSON IN OPPOSITION TO THE
        BOARD OF DIRECTORS PROPOSED BY THE MANAGEMENT OF THE COMPANY IN
            CONNECTION WITH THE 1998 ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                     INFORMATION RESOURCE ENGINEERING, INC.

    The undersigned stockholder of INFORMATION RESOURCE ENGINEERING, INC. (the 'Company') hereby appoints each of Steven N. Bronson and James S. Cassel as lawful attorney and proxy, with several power of substitution, for and in the name of the undersigned to represent and vote, as designated below, all shares of the common stock, par value $.01 per share, of the Company which the undersigned is entitled to vote at the 1998 annual meeting of stockholders of the Company, to be held on July 10, 1998 at 8029 Corporate Drive, Baltimore, Maryland, commencing at 10:30 a.m., or at any adjournment, postponement or rescheduling thereof (collectively, the 'Annual Meeting'). The undersigned hereby revokes any and all previous proxies with respect to the matters covered by this proxy and the voting of such shares at the Annual Meeting.

    A. ELECTION OF DIRECTORS: Nominees of Steven N. Bronson:

    [ ] FOR the nominees listed below

    [ ] WITHHOLD AUTHORITY for the nominees listed below.

NOMINEES: JEFFERY ADDUCI, MATTHEW E. TUTINO, STANLEY L. NEWMAN, STEVEN N.
          BRONSON AND JAMES S. CASSEL


(TO WITHHOLD AUTHORITY TO VOTE FOR A NOMINEE, STRIKE THE NAME OF THE NOMINEE.)



PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

    B. DISCRETIONARY AUTHORITY: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.



    This Proxy Card, when properly executed, will be voted as directed herein. IF NO INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED 'FOR' THE NOMINEES LISTED ABOVE AND IN THE DISCRETION OF THE PROXIES AS TO ALL OTHER MATTERS.



                                             Dated: ___________________________,
                                              1998



                                              Signature: _______________________
                                              Signature: _______________________
                                              Title: ___________________________



                                              If stock is jointly held, each
                                              joint owner should sign. When
                                              signing as attorney in fact,
                                              executor, administrator, trustee,
                                              guardian, corporate officer or
                                              partner, please give full title.



      PLEASE DATE AND SIGN THIS PROXY EXACTLY AS YOUR NAME APPEARS HEREON.

                               STEVEN N. BRONSON
                          201 SOUTH BISCAYNE BOULEVARD
                              MIAMI, FLORIDA 33131
                                 (305) 536-8500

TO MY FELLOW SHAREHOLDERS:

                   WHY WON'T INFORMATION RESOURCE ENGINEERING
                         MANAGEMENT LET ME TALK TO YOU?

     IREG management has flatly refused to give me the stockholder list. It's my opinion that the company doesn't want me to talk with you and personally bring to your attention their record.

     I HAVE BEEN FORCED TO SUE THE COMPANY IN DELAWARE CHANCERY COURT to get the list which I need in order to contact you by phone.

     In the meantime, management--or the solicitation firm they've hired--have been calling many of you seeking your support.

     While I expect that the Court will order management to stop stalling and give me the list, I can't be sure that I will get it in a timely fashion. So, if after reading the enclosed materials, you decide to vote for my nominees, I'd appreciate it if you would:

     o Tell the company or its proxy solicitor, if they call you again, that you have decided to vote the BLUE proxy and ask them: 'Why didn't you make the shareholder list available to Mr. Bronson? What are you afraid of?'

     o Call the Altman Group, the firm I've hired to assist in this effort, COLLECT AT (212) 681-9600. Tell them you're returning the BLUE proxy card.

     If you have any questions about why I've started this proxy fight, please feel free the call me or The Altman Group at the phone numbers listed above.

     Thanks for your time and attention.

                                          Steven N. Bronson

                                 TIME IS SHORT.

     The annual meeting is on July 10th. Please read the enclosed materials carefully and call with any questions. Remember, even if you have already voted a management proxy, you have EVERY right to change your vote by dating, signing and returning the BLUE proxy card in the postage-paid return envelope provided.

                               STEVEN N. BRONSON
                          201 SOUTH BISCAYNE BOULEVARD
                                   SUITE 2950
                              MIAMI, FLORIDA 33131

                                                                June 17, 1998

                 IMPORTANT INFORMATION ABOUT YOUR INVESTMENT IN

                        INFORMATION RESOURCE ENGINEERING

TO MY FELLOW SHAREHOLDERS:

     I am writing to urge you to support the opposition slate for the company's board of directors, and to reject those currently on the board.

     As the owner of 150,000 shares, I have become increasingly concerned about our company and its repeated failures. I have finally had enough, and I am joining in an effort to unseat what I can see only as a self-serving, see-nothing, do-nothing board of directors.

     I am asking you to join with me in protecting what's left of our investment.

     The record clearly demonstrates that our company has been badly mismanaged, and I believe those responsible must be removed before it is too late.

CONSIDER THESE FACTS:

o THE STOCK PRICE HAS PLUMMETED.


    On June 12, 1996, shares in our company traded at $29.50. Now, less than 2 years later, the stock is trading at around $8.00. IN THE MIDST OF THE GREAT BULL MARKET, SOME STOCKHOLDERS MAY HAVE LOST MORE THAN 70% OF THEIR INVESTMENT! And the multiple which investors are willing to pay is far below those of other companies in the same business.


o THE COMPANY HAS NOT MADE A PROFIT SINCE 1992.

o MAJOR CUSTOMERS HAVE BEEN LOST BECAUSE THE COMPANY CANNOT DELIVER PRODUCTS OR MEET DEADLINES.

    On June 30, 1996, the company's backlog stood at $9,284,000. However, more than three-fourths of that backlog, $7,149,000, represented products which MCI had agreed in September l995 to buy. But less than six months later, MCI canceled the contract. Losing that contract virtually wiped out the backlog, and eliminated revenues of $7 million which the company should have received by September 30, 1997. The company has never explained the loss of this major customer, which by itself accounted for 27% of the Company's revenue in 1996 and 13% of revenue in 1995. (There was a reference to a 'cooperative marketing initiative' that obligates MCI to buy absolutely nothing from the

    Company. That 'initiative' may allow management to claim MCI is still a customer, but there is no way it replaces the 27% of revenue lost!)

  WHAT HAPPENED? AND WHY DID IT HAPPEN? I'VE HEARD NOTHING TO EXPLAIN IT. HAVE
                                      YOU?

o Management has lost credibility with investors.

    Not once in the past five years has management delivered on its own stated revenue and earnings goals.

    Only one analyst is publishing earnings estimates for the Company.

    And trading volume, which in 1996 ranged from 1,000,000 to 2,700,000 common shares a month, had fallen significantly. In three of the first four months of 1998, fewer than 400,000 shares traded.

     In the face of all these problems, it was just over a year ago that the chief executive officer, Mr. Caputo, was rewarded--REWARDED!--by the board with a five-year contract that gives him:

         o A SALARY OF $250,000 A YEAR IN THE FIRST YEAR

         o GUARANTEED RAISES OF AT LEAST 10% EACH YEAR FOR THE NEXT FOUR YEARS

         o BONUS PAYMENTS OF AS MUCH AS ONE-HALF OF HIS ANNUAL SALARY

         o AND OPTIONS ON 50,000 SHARES AT $8.25 PER SHARE!

    (How do you suppose the board's compensation committee arrived at the terms of this generous contract? Could it have been because two of the three members of that committee are Mr. Caputo himself, and Bruce R. Thaw, Esq? Although he is not listed as an officer of the company, the Company's proxy statement confirms that Mr. Thaw serves as the company's general counsel, a job that, combined with his seat on the compensation committee, puts him in the position of deciding how much to pay the same man who doles out hundreds of thousands of dollars in fee income to him. Is it coincidental that Mr. Thaw has collected more than $300,000 in legal fees in just the last two years, presumably with the approval of Mr. Caputo?)

AND HOW DOES THIS BOARD RESPOND TO SHAREHOLDER CONCERNS?

     I SAY, 'INADEQUATELY, AT BEST.' In late 1996, shareholders quite reasonably complained when the Company lost the MCI account. These shareholders questioned the abilities of management and the strength of the board. The company (with great fanfare) responded with a so-called 'Advisory Board', theoretically to help the company build shareholder value.

     For their participation, two 'Advisory Board' members were issued a total of 125,000 options: William E. Simon was given 100,000 and Daniel L. Mosley got 25,000.

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
     I am unaware that the 'Advisory Board' has any ability whatsoever to make operations more efficient or to have any meaningful effect on the company's decision-making process. Nor have we seen any meaningful effort to 'build shareholder value.' Have YOU seen any added shareholder value since the 'Advisory Board' was formed in January of 1997?

     THE CAVALIER TREATMENT OF SHAREHOLDERS was underlined once again in January of this year, when I met with Mr. Caputo and Mr. Thaw, the same compensation committee member who collects substantial fees as the Company's counsel. I raised concerns about Mr. Caputo's effectiveness and accountability, and expressed the need for a board with truly outside representation, dedicated to all shareholders' best interests. Mr. Caputo immediately became extremely defensive and was clearly irked. (Who was I to raise such issues, or question his stewardship? I'M ONLY ONE OF THE OWNERS.)

     Clearly, neither Mr. Caputo nor the current board sees any problem with

         o the current direction of the company,

         o its pathetic stock valuation,

         o its 5 years without a penny of profit,

         o its loss of major customers,

     Nor does the board see anything amiss about paying excessive compensation to a CEO who clearly hasn't delivered.

     They don't see these things, BUT I DO. And another thing I see clearly is that THE TIME HAS COME TO REPLACE THIS SEE-NOTHING, DO-NOTHING BOARD with people dedicated to serving ALL the shareholders, and committed to building shareholder value.

     The accompanying proxy statement gives more detail about the failures and mismanagement of the incumbent board and management, as well as about our highly qualified candidates and how we will work to grow shareholder value.

     I ESPECIALLY DIRECT YOUR ATTENTION TO THE INFORMATION ON MATTHEW E. TUTINO. If our slate is elected, our first order of business will be to name Mr. Tutino chief executive officer. Matt Tutino has earned a solid reputation as a turnaround and restructuring specialist, and has in-depth knowledge of the high technology industries as well as finance and investment banking. In addition to his successes at such companies as Symbol Technology, Mohawk Data and Lockheed, Matt served as executive vice president and chief operating officer of the Export-Import Bank of the United States, and as a senior executive of a major investment banking firm. Broad experience and special expertise such as Matt's will certainly be needed to reverse the sorry failures of the current management and board.

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
     I urge you to read the proxy statement carefully, because

            I believe that when you know the facts, you will agree:
             IT IS TIME FOR THE CURRENT BOARD AND MANAGEMENT TO GO.
                                THEY SEE NOTHING
                                THEY DO NOTHING
         WE SAY: THEY HAD THEIR CHANCE, AND THEY HAVEN'T DONE THE JOB!

                           VOTE THE BLUE PROXY TODAY

     Thank you for your time and attention to this extremely important matter.

                                        Sincerely,
                                        Steven N. Bronson

                             Voting Instructions

     1. If your shares of the Company's common stock are registered in your own name, please sign, date and return the BLUE Proxy Card furnished to you by Steven N. Bronson.


     2. If your shares of the Company's common shares are held in the name of a brokerage firm, bank nominee or other institution, that firm can execute a vote on your behalf, and only after it has received your instructions.


     3. Time is critically short. Even if you have already signed a WHITE management proxy, you can revoke your prior vote by completing and returning a BLUE proxy card. Remember, only your latest dated Proxy Card will count. Please sign, date and mail the enclosed BLUE proxy card today in the envelope provided.


     If you have any questions, or need any additional information, please call our solicitation agent,

                                THE ALTMAN GROUP
                              60 EAST 42ND STREET
                               NEW YORK, NY 10165
                         (212) 681-9600 (CALL COLLECT)

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